EXHIBIT 99.1

HEICO Reports Record Quarterly Sales and Operating Income in Fiscal 2006 First Quarter

Net Income Up 52% and Operating Income Up 76% On 55% Increase in Net Sales; Fiscal 2006 Targets Raised

HOLLYWOOD, Fla. and MIAMI, March 1, 2006 (PRIMEZONE) -- HEICO Corporation (NYSE:HEI.A) (NYSE:HEI) today reported that net income for the first quarter of fiscal 2006 increased 52% to $6,749,000, or 26 cents per diluted share, from $4,428,000, or 17 cents per diluted share, in the first quarter of fiscal 2005.

Operating income increased 76% to $15,286,000 for the first quarter of fiscal 2006 from $8,661,000 for the first quarter of fiscal 2005.

Net sales for the first quarter of fiscal 2006 were up 55% to $88,101,000 from $56,981,000 in the first quarter of fiscal 2005.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are extremely pleased with the continued progress reflected in our fiscal 2006 first quarter results. Our net sales and operating income represent new records for the fourth consecutive quarter. Our Flight Support Group and our Electronic Technologies Group reported increased sales of 46% and 79%, respectively, over the first quarter of fiscal 2005. The sales increase within both Groups reflects recent strategic acquisitions as well as strong organic growth. Organic growth within the Flight Support Group and the Electronic Technologies Group approximated 19% and 13%, respectively, in the first quarter of fiscal 2006 when compared to net sales in the first quarter of fiscal 2005.

"Operating income of our Flight Support Group increased 62% to $12.3 million for the first quarter of fiscal 2006 from $7.6 million for the first quarter of fiscal 2005. The increase in operating income of the Flight Support Group for the first quarter of fiscal 2006 over the first quarter of fiscal 2005 reflects both the increase in net sales and higher operating margins reflecting improved operating efficiencies. Operating margins of the Flight Support Group improved to 20.0% in the first quarter of fiscal 2006 from 18.0% in the first quarter of fiscal 2005.

"Operating income of our Electronic Technologies Group increased 132% to $5.7 million for the first quarter of fiscal 2006 from $2.5 million for the first quarter of fiscal 2005. The increase in operating income of the Electronic Technologies Group for the first quarter of fiscal 2006 over the first quarter of fiscal 2005 reflects both the increase in net sales and higher operating margins resulting principally from improved product mix, including a higher margin product mix contributed by recent acquisitions. Operating margins of the Electronic Technologies Group improved to 21.6% in the first quarter of fiscal 2006 from 16.7% in the first quarter of fiscal 2005.

"Our consolidated operating margins improved to 17.4% in the first quarter of fiscal 2006 from 15.2% in the first quarter of fiscal 2005 and are in line with the consolidated operating margin we have targeted for fiscal 2006.

"The 76% quarter-over-quarter increase in operating income was greater than the 52% increase in net income principally due to the increased minority interests' share of income of certain consolidated subsidiaries.

"Cash flow from operating activities for the first quarter of fiscal 2006 totaled $6.3 million, up from $4.0 million in the first quarter of fiscal 2005. Fiscal 2006 cash flow from operating activities excludes $1.1 million of excess tax benefit from stock option exercises now classified as a financing activity in compliance with new accounting rules. After giving effect to this classification change, we are now targeting fiscal 2006 cash flow from operating activities in the range of $41 to $44 million with a net capital expenditure budget of approximately $12 to $14 million.

"As we look to the balance of fiscal 2006, we expect to continue to focus on new products, market penetration and additional strategic acquisitions while maintaining our strong operating margins and financial strength. Based on current market conditions, we are raising our targeted fiscal 2006 sales to a range of $355 to $365 million, operating income to a range of $61 to $63 million and diluted net income per share to a range of $1.07 to $1.11. These targets exclude the impact of additional acquisitions, if any."

As previously announced, HEICO will hold a conference call on Thursday, March 2, 2006 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial: U.S./Canada/International/Local 785-832-2041, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID 7HEICO (or "743426"). A digital replay will be available one hour after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local 402-220-1141 and enter Passcode/Conference ID 7HEICO (or "743426").

There are currently approximately 14.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.2 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations
 (Unaudited)

                                       Three Months Ended January 31,
                                       ------------------------------
                                          2006               2005
                                       -----------        -----------
 Net sales                             $88,101,000        $56,981,000
 Cost of sales                          56,049,000         36,701,000
 Selling, general and
  administrative expenses               16,766,000         11,619,000
                                       -----------        -----------
 Operating income                       15,286,000          8,661,000
 Interest expense                         (808,000)          (233,000)
 Interest income and
  other (expense) income                   (53,000)            36,000
                                       -----------        -----------
 Income before income taxes
  and minority interests                14,425,000          8,464,000
 Income tax expense                      4,916,000          2,923,000
                                       -----------        -----------
 Income before minority interests        9,509,000          5,541,000
 Minority interests' share of income     2,760,000          1,113,000
                                       -----------        -----------
 Net income                            $ 6,749,000        $ 4,428,000
                                       ===========        ===========

 Net income per share:
   Basic                               $       .27        $       .18
   Diluted                             $       .26        $       .17

 Weighted average number of
  common shares outstanding:
   Basic                                24,673,957         24,328,337
   Diluted                              26,231,848         26,213,577

                                       Three Months Ended January 31,
                                       ------------------------------
                                          2006               2005
                                       -----------        -----------
 Operating segment information: -
  Net sales:
   Flight Support Group                $61,689,000        $42,263,000
   Electronic Technologies Group        26,471,000         14,774,000
   Intersegment sales                      (59,000)           (56,000)
                                       -----------        -----------
                                       $88,101,000        $56,981,000
                                       ===========        ===========

 Operating income:
   Flight Support Group                $12,308,000        $ 7,598,000
   Electronic Technologies Group         5,710,000          2,462,000
   Other, primarily corporate           (2,732,000)(a)     (1,399,000)
                                       -----------        -----------
                                       $15,286,000        $ 8,661,000
                                       ===========        ===========

 (a) Fiscal 2006 results reflect increased costs to comply with the
     Sarbanes-Oxley Act of 2002 and higher accrued performance awards.
     The majority of such costs incurred in fiscal 2005 were not incurred until the second half of fiscal 2005. In addition, fiscal 2006 results include aggregate stock option expense (pretax) of $428,000, including $213,000 allocated to corporate expense.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets
 (Unaudited)

                                   January 31, 2006   October 31, 2005
                                     ------------        ------------
 Cash and cash equivalents           $  9,226,000        $  5,330,000
 Accounts receivable, net              51,045,000          47,668,000
 Inventories, net                      78,008,000          62,758,000
 Prepaid expenses and other
  current assets                       11,892,000          10,377,000
                                     ------------        ------------
 Total current assets                 150,171,000         126,133,000
 Property, plant and equipment, net    46,010,000          46,663,000
 Goodwill                             263,555,000         248,229,000
 Other assets                          21,755,000          14,599,000
                                     ------------        ------------
 Total assets                        $481,491,000        $435,624,000
                                     ============        ============

 Short-term debt and current
  maturities of long-term debt       $  3,064,000        $     63,000
 Other current liabilities             47,842,000          49,887,000
                                     ------------        ------------
 Total current liabilities             50,906,000          49,950,000
 Long-term debt, net of
  current maturities                   61,040,000          34,061,000
 Deferred income taxes                 23,991,000          22,431,000
 Other non-current liabilities          6,640,000           6,644,000
                                     ------------        ------------
 Total liabilities                    142,577,000         113,086,000
 Minority interests in
  consolidated subsidiaries            56,269,000          49,035,000
 Shareholders' equity                 282,645,000         273,503,000
                                     ------------        ------------
 Total liabilities and
  shareholders' equity               $481,491,000        $435,624,000
                                     ============        ============

 Condensed Consolidated Statements of Cash Flows
 (Unaudited)

                                       Three Months Ended January 31,
                                      --------------------------------
                                          2006                2005
                                      ------------        ------------
 Operating Activities:
  Net income                          $  6,749,000        $  4,428,000
  Depreciation and amortization          2,149,000           1,724,000
  Deferred income tax provision          1,061,000           1,102,000
  Minority interests' share
   of income                             2,760,000           1,113,000
  Tax benefit from stock
   option exercises                      2,365,000           2,538,000
  Excess tax benefit from stock
   option exercises                     (1,130,000)                 --
  Decrease in accounts receivable        1,444,000           2,893,000
  Increase in inventories               (4,157,000)         (2,806,000)
  Decrease in other current
   liabilities                          (5,172,000)         (6,607,000)
  Other                                    279,000            (428,000)
                                      ------------        ------------
    Net cash provided by
     operating activities                6,348,000           3,957,000
                                      ------------        ------------
 Investing Activities:
  Acquisitions and related costs,
   net of cash acquired                (30,062,000)        (14,679,000)
  Capital expenditures                  (1,207,000)           (944,000)
  Other                                    360,000           3,285,000
                                      ------------        ------------
    Net cash used in investing
     activities                        (30,909,000)        (12,338,000)
                                      ------------        ------------
 Financing Activities:
  Borrowings on revolving credit
   facility, net                        27,000,000          13,000,000
  Cash dividends paid                     (991,000)           (610,000)
  Excess tax benefit from stock
   option exercises                      1,130,000                  --
  Other                                  1,313,000             294,000
                                      ------------        ------------
    Net cash provided by
     financing activities               28,452,000          12,684,000
                                      ------------        ------------
 Effect of exchange rate
  changes on cash                            5,000                  --
                                      ------------        ------------
 Net increase in cash and
  cash equivalents                       3,896,000           4,303,000
 Cash and cash equivalents
  at beginning of year                   5,330,000             214,000
                                      ------------        ------------
 Cash and cash equivalents
  at end of period                    $  9,226,000        $  4,517,000
                                      ============        ============

CONTACT: HEICO Corporation
         Thomas S. Irwin
           (954) 987-4000 ext. 7560
         Victor H. Mendelson
           (305) 374-1745 ext. 7590